Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NORTHWEST BIOTHERAPEUTICS, INC.", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF SEPTEMBER, A.D. 2012, AT 5:21 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

2926697 8100

121062495

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 9868910

DATE: 09-24-12

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:21 PM 09/24/2012
FILED 05:21 PM 09/24/2012
SRV 121062495 - 2926697 FILE

CERTIFICATE OF AMENDMENT
OF
THE SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NORTHWEST BIOTHERAPEUTICS, INC.

Under Section 242 of the Delaware General Corporation Law

Northwest Biotherapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

1. The Seventh Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Article IV, Section 1(a) so that, as amended, said Article IV, Section 1(a) shall be and read as follows:

> The total number of shares of stock that the Corporation shall have the authority to issue is 490,000,000 shares of capital stock, consisting of (i) 450,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"), and (ii) 40,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

2. The Seventh and Amended Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph to end of Article IV, as Section 1(f):

> On September 25, 2012 at 5:00 pm EDT (the "Effective Time") pursuant to the Delaware General Corporation Law and this amendment to the Corporation's Seventh Amended and Restated Certificate of Incorporation, as amended, each sixteen (16) shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the "Reverse Stock Split"); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number (after aggregating all fractional shares to be received by a holder). Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.

3. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 24th day of September, 2012.

Linda F. Powers
Chief Executive Officer